For Release: February 27, 2020
Investor Contact: Phil Morgan, 402.458.3038
Nelnet, Inc. supplemental financial information for the fourth quarter 2019
(All dollars are in thousands, except per share amounts, unless otherwise noted)
The following information should be read in connection with Nelnet, Inc.'s (the “Company's”) press release for fourth quarter 2019 earnings, dated February 27, 2020, and the Company's Annual Report on Form 10-K for the year ended December 31, 2019.
Forward-looking and cautionary statements
This report contains forward-looking statements and information that are based on management's current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company's plans and expectations for future financial condition, results of operations or economic performance, or that address management's plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “scheduled,” “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.
The forward-looking statements are based on assumptions and analyses made by management in light of management's experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in “Risk Factors” section of the Company's Annual Report on Form 10-K for the year ended December 31, 2019 (the "2019 Annual Report"), and include such risks and uncertainties as:
•loan portfolio risks such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the Federal Family Education Loan Program (the "FFEL Program" or "FFELP"), risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, and consumer loans and initiatives to purchase additional FFELP, private education, and consumer loans, and risks from changes in levels of loan prepayment or default rates;
•financing and liquidity risks, including risks of changes in the general interest rate environment, including the availability of any relevant money market index rate such as LIBOR or the relationship between the relevant money market index rate and the rate at which the Company's assets and liabilities are priced, and in the securitization and other financing markets for loans, including adverse changes resulting from unanticipated repayment trends on student loans in FFELP securitization trusts that could accelerate or delay repayment of the associated bonds, which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to hold student loans;
•risks from changes in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFELP loan interest income and fee-based revenues due to the discontinuation of new FFELP loan originations in 2010 and potential government initiatives or legislative proposals to consolidate existing FFELP loans to the Federal Direct Loan Program or otherwise allow FFELP loans to be refinanced with Federal Direct Loan Program loans;
•the ability to successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the U.S. Department of Education (the "Department"), which current contracts accounted for 30 percent of the Company's revenue in 2019, risks to the Company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the risk that Company teams may not be successful in obtaining contracts, and risks related to the Company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, FFELP, and private education and consumer loans;
•risks related to a breach of or failure in the Company's operational or information systems or infrastructure, or those of third-party vendors, including cybersecurity risks related to the potential disclosure of confidential student loan borrower and other customer information, the potential disruption of the Company's systems or those of third-party vendors or customers, and/or the potential damage to the Company's reputation resulting from cyber-breaches;
•uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;
•risks and uncertainties related to the ability of ALLO Communications LLC to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks;
•risks and uncertainties related to initiatives to pursue additional strategic investments, acquisitions, and other activities, including activities that are intended to diversify the Company both within and outside of its historical core education-related businesses, such as the risk that the Company's industrial bank charter application may not result in the grant of a charter and the uncertain nature of the expected benefits from obtaining an industrial bank charter;
•risks related to investments in solar projects, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities; and
•risks and uncertainties associated with litigation matters and with maintaining compliance with the extensive regulatory requirements applicable to the Company's businesses, reputational and other risks, including the risk of increased regulatory costs, resulting from the politicization of student loan servicing, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company's consolidated financial statements.
All forward-looking statements contained in this report are qualified by these cautionary statements and are made only as of the date of this document. Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Interest income:
Loan interest	$204,638	229,063	244,252	914,256	897,666
Investment interest	7,720	9,882	8,019	34,421	26,600
Total interest income	212,358	238,945	252,271	948,677	924,266
Interest expense:
Interest on bonds and notes payable	148,106	172,488	182,732	699,327	669,906
Net interest income	64,252	66,457	69,539	249,350	254,360
Less provision for loan losses	13,000	10,000	5,000	39,000	23,000
Net interest income after provision for loan losses	51,252	56,457	64,539	210,350	231,360
Other income:
Loan servicing and systems revenue	113,086	113,286	112,761	455,255	440,027
Education technology, services, and payment processing revenue	63,578	74,251	54,589	277,331	221,962
Communications revenue	17,499	16,470	13,326	64,269	44,653
Other income	26,522	13,439	9,998	65,179	54,805
Derivative settlements, net	6,100	7,298	19,052	45,406	70,071
Derivative market value adjustments, net	(2,930)	(5,630)	(48,895)	(76,195)	1,014
Total other income	223,855	219,114	160,831	831,245	832,532
Cost of services:
Cost to provide education technology, services, and payment processing services	19,002	25,671	15,479	81,603	59,566
Cost to provide communications services	5,327	5,236	5,033	20,423	16,926
Total cost of services	24,329	30,907	20,512	102,026	76,492
Operating expenses:
Salaries and benefits	124,561	116,670	114,247	463,503	436,179
Depreciation and amortization	28,651	27,701	23,953	105,049	86,896
Other expenses	46,710	58,329	49,583	194,272	178,031
Total operating expenses	199,922	202,700	187,783	762,824	701,106
Income before income taxes	50,856	41,964	17,075	176,745	286,294
Income tax (expense) benefit	(9,022)	(8,829)	4,599	(35,451)	(58,770)
Net income	41,834	33,135	21,674	141,294	227,524
Net loss (income) attributable to noncontrolling interests	546	77	(48)	509	389
Net income attributable to Nelnet, Inc.	$42,380	33,212	21,626	141,803	227,913
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.06	0.83	0.53	3.54	5.57
Weighted average common shares outstanding - basic and diluted	39,896,232	39,877,129	40,810,636	40,047,402	40,909,022

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	December 31, 2019	September 30, 2019	December 31, 2018
Assets:
Loans receivable, net	$20,669,371	21,071,441	22,377,142
Cash, cash equivalents, investments, and notes receivable	380,879	373,395	370,717
Restricted cash	1,088,695	977,228	1,071,044
Goodwill and intangible assets, net	238,444	246,411	271,202
Other assets	1,331,581	1,268,244	1,130,863
Total assets	$23,708,970	23,936,719	25,220,968
Liabilities:
Bonds and notes payable	$20,529,054	20,910,190	22,218,740
Other liabilities	788,822	671,864	687,449
Total liabilities	21,317,876	21,582,054	22,906,189
Equity:
Total Nelnet, Inc. shareholders' equity	2,386,712	2,350,150	2,304,464
Noncontrolling interests	4,382	4,515	10,315
Total equity	2,391,094	2,354,665	2,314,779
Total liabilities and equity	$23,708,970	23,936,719	25,220,968

Overview
The Company is a diverse company with a purpose to serve others and a vision to make customers' dreams possible by delivering customer focused products and services. The largest operating businesses engage in loan servicing; education technology, services, and payment processing; and communications. A significant portion of the Company's revenue is net interest income earned on a portfolio of federally insured student loans. The Company also makes investments to further diversify both within and outside of its historical core education-related businesses, including, but not limited to, investments in real estate, early-stage and emerging growth companies, and renewable energy.
GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments
The Company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the Company's GAAP net income to net income, excluding derivative market value and foreign currency transaction adjustments, and a discussion of why the Company believes providing this additional information is useful to investors, is provided below.

	Three months ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
GAAP net income attributable to Nelnet, Inc.	$42,380	33,212	21,626	141,803	227,913
Realized and unrealized derivative market value adjustments	2,930	5,630	48,895	76,195	(1,014)
Tax effect (a)	(703)	(1,351)	(11,735)	(18,287)	243
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments (b)	$44,607	37,491	58,786	199,711	227,142

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.06	0.83	0.53	3.54	5.57
Realized and unrealized derivative market value adjustments	0.07	0.14	1.20	1.90	(0.02)
Tax effect (a)	(0.01)	(0.03)	(0.29)	(0.45)	—
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments (b)	$1.12	0.94	1.44	4.99	5.55
(a) The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.
(b) "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the Company’s derivative transactions with the intent that each is economically effective; however, the Company’s derivative instruments do not qualify for hedge accounting. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the Company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The Company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the Company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the Company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

Operating Results
The Company earns net interest income on its loan portfolio, consisting primarily of FFELP loans, in its Asset Generation and Management ("AGM") operating segment. This segment is expected to generate a stable net interest margin and significant amounts of cash as the FFELP portfolio amortizes. As of December 31, 2019, the Company had a $20.7 billion loan portfolio that management anticipates will amortize over the next approximately 20 years and has a weighted average remaining life of 8.8 years. The Company actively works to maximize the amount and timing of cash flows generated by its FFELP portfolio and seeks to acquire additional loan assets to leverage its servicing scale and expertise to generate incremental earnings and cash flow. However, due to the continued amortization of the Company’s FFELP loan portfolio, over time, the Company's net income generated by the AGM segment will continue to decrease. The Company currently believes that in the short-term it will most likely not be able to invest the excess cash generated from the FFELP loan portfolio into assets that immediately generate the rates of return historically realized from that portfolio.
In addition, the Company earns fee-based revenue through the following reportable operating segments:
•Loan Servicing and Systems ("LSS") - referred to as Nelnet Diversified Services ("NDS")
•Education Technology, Services, and Payment Processing ("ETS&PP") - referred to as Nelnet Business Services ("NBS")
•Communications - referred to as ALLO Communications ("ALLO")
Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities ("Corporate"). Corporate and Other Activities also includes income earned on certain investments and interest expense incurred on unsecured debt transactions.
The information below provides the operating results for each reportable operating segment and Corporate and Other Activities for the years ended December 31, 2019 and 2018 (dollars in millions).
(a) Revenue includes intersegment revenue earned by LSS as a result of servicing loans for AGM.
(b) Total revenue includes "net interest income" and "total other income" from the Company's segment statements of income, excluding the impact from changes in fair values of derivatives. Net income excludes changes in fair values of derivatives, net of tax. For information regarding the exclusion of the impact from changes in fair values of derivatives adjustments, see "GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments" above.
Certain events and transactions from 2019 and 2018, which have impacted or will impact the operating results of the Company and its operating segments, are discussed below.
Loan Servicing and Systems
•On February 7, 2018, the Company acquired Great Lakes Educational Loan Services, Inc. ("Great Lakes"). The operating results of Great Lakes are reported in the Company's consolidated financial statements from the date of acquisition. Thus, there are twelve months of Great Lakes' operations included in 2019 as compared to approximately eleven months of activity in 2018.
•Nelnet Servicing, LLC ("Nelnet Servicing") and Great Lakes have student loan servicing contracts awarded by the Department in June 2009 to provide servicing for loans owned by the Department. As of December 31, 2019, Nelnet

Servicing was servicing $183.8 billion of student loans for 5.6 million borrowers under its contract, and Great Lakes was servicing $240.0 billion of student loans for 7.4 million borrowers under its contract.
Nelnet Servicing and Great Lakes' servicing contracts with the Department previously provided for expiration on June 16, 2019. On May 15, 2019, Nelnet Servicing and Great Lakes each received a contract extension from the Department's Office of Federal Student Aid ("FSA") pursuant to which FSA extended the expiration date of the current contracts to December 15, 2019. On November 26, 2019, Nelnet Servicing and Great Lakes each received an additional extension from FSA on their contracts through December 14, 2020. The contract extensions also provide the potential for two additional six-month extensions at the Department’s discretion through December 14, 2021.
FSA is conducting a contract procurement process entitled Next Generation Financial Services Environment (“NextGen”) for a new framework for the servicing of all student loans owned by the Department. On January 15, 2019, FSA issued solicitations for three NextGen components:
•NextGen Enhanced Processing Solution ("EPS")
•NextGen Business Process Operations ("BPO")
•NextGen Optimal Processing Solution ("OPS")
On April 1, 2019 and October 4, 2019, the Company responded to the EPS component. On January 16, 2020, FSA released an amendment to the EPS component and the Company responded on February 3, 2020. In addition, on August 1, 2019, the Company responded to the BPO component. On January 10, 2020, FSA released an amendment to the BPO component and the Company responded on January 30, 2020. The Company is also part of a team that has responded and intends to respond to various aspects of the OPS component; however, on November 12, 2019, FSA put an indefinite hold on the OPS solicitation. The EPS and BPO components are essentially for the loan processing and servicing to be performed on a new single system, which the Company believes could have the most significant potential impact on the Company. The Company cannot predict the timing, nature, or outcome of these solicitations.
•The Loan Servicing and Systems segment will incur additional costs in 2020 to meet increased service and security standards under the current Department servicing contracts and to be responsive to the Department's procurement. As a result, the Company currently expects a significant decrease in this segment's operating margin and net income in 2020 from recent historical results.
Education Technology, Services, and Payment Processing
•On November 20, 2018, the Company acquired Tuition Management Systems ("TMS"), a services company that offers tuition payment plans, billing services, payment technology solutions, and refund management to educational institutions. The TMS acquisition added 380 higher education schools and 170 K-12 schools to the Company’s customer base. The results of TMS’ operations are reported in the Company’s consolidated financial statements from the date of acquisition.
•For the years ended December 31, 2019 and 2018, before tax operating margin (income before income taxes divided by net revenue) was 31.8 percent and 20.6 percent, respectively. The increase in the before tax operating margin in 2019 as compared to 2018 was due to operating leverage and cost reductions resulting from the Company's decision in October 2018 to terminate its investment in a proprietary payment processing platform.
Communications
•ALLO recognized losses of $23.5 million and $28.7 million for the years ended December 31, 2019 and 2018, respectively. The decrease in ALLO's net loss in 2019, as compared to 2018, was primarily due to a decrease in interest expense. ALLO recognized $10.0 million of interest expense to Nelnet, Inc. (parent company) during the year ended December 31, 2018. Subsequent to October 1, 2018, ALLO will not report interest expense in its income statement related to amounts contributed to ALLO from Nelnet, Inc. due to a recapitalization of ALLO. Excluding interest expense, the increase in ALLO's net loss in 2019 as compared to 2018 was due to an increase in depreciation from significant property and equipment purchases over the last several years to support the Lincoln, Nebraska network build-out that was substantially completed in 2019.
•ALLO's management uses earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the years ended December 31, 2019 and 2018, ALLO had positive EBITDA of $6.2 million and negative EBITDA of $4.5 million, respectively. EBITDA is a supplemental non-GAAP performance measure which the Company believes provides useful additional information regarding a key metric used by management to assess ALLO's performance. See

"Communications Financial and Operating Data" below for additional information regarding the computation and use of EBITDA for ALLO.
•ALLO has made significant investments in its communications network and currently provides fiber directly to homes and businesses in communities in Nebraska and Colorado. ALLO plans to continue to increase market share and revenue in its existing markets and is currently evaluating opportunities to expand to other communities in the Midwest. ALLO began providing services in Lincoln, Nebraska in September 2016 as part of a multi-year project to pass substantially all commercial and residential properties in the community. As of the end of the first quarter of 2019, the build-out of the Lincoln community was substantially complete. For the year ended December 31, 2019, ALLO's capital expenditures were $45.0 million. The Company anticipates total ALLO network capital expenditures in 2020 will be approximately $35.0 million to $45.0 million. However, this amount could change based on customer demand for ALLO's services.
•The Company currently anticipates ALLO's operating results will be dilutive to the Company's consolidated earnings as it continues to develop and add customers to its network in Lincoln, Nebraska and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.
Asset Generation and Management
•For the year ended December 31, 2019, the AGM segment recognized net interest income of $238.6 million, compared with $249.1 million in 2018. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The AGM segment recognized income from derivative settlements of $45.4 million in 2019, compared with income of $70.5 million in 2018. Derivative settlements for each applicable period should be evaluated with the Company's net interest income. Net interest income and derivative settlements for the AGM segment totaled $284.0 million and $319.6 million in 2019 and 2018, respectively.
•The Company's average balance of loans decreased to $21.7 billion in 2019, compared with $22.6 billion in 2018. Loan spread decreased to 0.96 percent in 2019, compared with 0.99 percent in 2018. Core loan spread, which includes the impact of derivative settlements, decreased to 1.18 percent in 2019, compared with 1.32 percent in 2018. Management believes core loan spread is a useful supplemental non-GAAP measure that reflects adjustments for derivative settlements related to net interest income (loan spread). However, there is no comprehensive authoritative guidance for the presentation of this measure, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
The Company recognized $89.9 million and $121.7 million in fixed rate floor income in 2019 and 2018, respectively (which includes $40.2 million and $64.9 million, respectively, of settlement payments received on derivatives used to hedge student loans earning fixed rate floor income). Fixed rate floor income contributed 41 basis points and 55 basis points of core loan spread in 2019 and 2018, respectively. The decrease in gross fixed rate floor income was due to higher interest rates in 2019 as compared to 2018, and the decrease in derivative settlement payments received on derivatives used to hedge student loans earning fixed rate floor income was due to a decrease in the notional amount of derivatives outstanding in 2019 as compared to 2018, partially offset by higher interest rates.
•Provision for loan losses was $39.0 million and $23.0 million for 2019 and 2018, respectively.
Provision for loan losses for federally insured loans was $8.0 million and $14.0 million for 2019 and 2018, respectively. During 2018, the Company determined an additional allowance was necessary related to portfolios of federally insured loans that were purchased in prior periods, and recognized $5.0 million in provision expense related to these loans.
Provision for loan losses for consumer loans was $31.0 million and $9.0 million for 2019 and 2018, respectively. The increase in provision was a result of the increased amount of consumer loan purchases during 2019. The Company purchased $405.7 million of consumer loans during 2019 compared to $120.5 million during 2018.
•The Company recognized $16.7 million (pre-tax) of expenses in 2019 related to the extinguishment of notes payable in certain asset-backed securitizations prior to the notes' contractual maturities (as further described below). These expenses consisted of premium payments made by the Company of $14.0 million and the write-off of $2.7 million of debt issuance costs.
•During 2019, the Company sold $227.0 million (par value) of consumer loans to an unrelated third party who securitized such loans. As partial consideration received for the consumer loans sold, the Company received a percentage interest of the residual interest of the consumer loan securitizations. The Company recognized a gain of $17.3 million (pre-tax) from the sale of these loans.

Corporate and Other Activities
•The Company adopted a new lease accounting standard effective January 1, 2019. The most significant impact of the standard to the Company relates to (1) the recognition of new right-of-use ("ROU") assets and lease liabilities on its balance sheet primarily for office, data center, and dark fiber operating leases; (2) the deconsolidation of assets and liabilities for certain sale-leaseback transactions arising from build-to-suit lease arrangements for which construction was completed and the Company is leasing the constructed assets that did not qualify for sale accounting prior to the adoption of the new standard; and (3) significant new disclosures about the Company’s leasing activities.
Adoption of the new standard resulted in recognizing lease liabilities of $33.7 million based on the present value of the remaining minimum rental payments. In addition, the Company recognized ROU assets of $32.8 million, which corresponds to the lease liabilities reduced by deferred rent expense as of the effective date. The Company also deconsolidated total assets of $43.8 million and total liabilities of $34.8 million for entities that had been consolidated due to sale-leaseback transactions that failed to qualify for recognition as sales under the prior guidance. Deconsolidation of these entities reduced noncontrolling interests by $6.1 million.
Liquidity and Capital Resources
•As of December 31, 2019, the Company had cash and cash equivalents of $133.9 million. In addition, the Company had a portfolio of available-for-sale investments, consisting primarily of student loan asset-backed securities, with a fair value of $52.7 million as of December 31, 2019.
•The Company has historically generated positive cash flow from operations. For the year ended December 31, 2019, the Company’s net cash provided by operating activities was $298.9 million.
•On December 16, 2019, the Company amended its unsecured line of credit to, among other things, extend the maturity date of the facility from June 22, 2023 to December 16, 2024 and increase the size of the facility from $382.5 million to $455.0 million. As of December 31, 2019, the unsecured line of credit had $50.0 million outstanding and $405.0 million was available for future use. The line of credit provides that the Company may increase the aggregate financing commitments, through the existing lenders and/or through new lenders, up to a total of $550.0 million, subject to certain conditions.
•The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that will generate significant earnings and cash flow over the life of these transactions. As of December 31, 2019, the Company currently expects future undiscounted cash flows from its securitization portfolio to be approximately $1.89 billion, of which approximately $1.28 billion will be generated over the next six years.
•Certain of the Company’s asset-backed securitizations were structured as “Turbo Transactions” which required all cash generated from the student loans (including excess spread) to be directed toward payment of interest and any outstanding principal generally until such time as all principal on the notes had been paid in full. Once the notes in such transactions were paid in full, the remaining unencumbered student loans (and other remaining assets, if any) in the securitization would be released to the Company, at which time the Company would have the option to refinance or sell these assets, or retain them on the balance sheet as unencumbered assets.
During 2019, the Company extinguished a total of $1.05 billion of notes payable in certain asset-backed securitizations, including six of the Company's eight Turbo Transactions, prior to the notes' contractual maturities, resulting in the release of $1.45 billion in student loans and accrued interest receivable that were previously encumbered in the asset-backed securitizations. Upon extinguishment of the notes payable throughout 2019, the Company refinanced the student loans in its FFELP warehouse facilities and new asset-backed securitizations, resulting in net cash proceeds of $387.1 million.
The cash proceeds generated by the debt extinguishments were used to pay down a significant portion of the outstanding balance on the Company's unsecured line of credit and provides the Company with increased liquidity and the opportunity to invest the previously underutilized capital at higher returns.
•In 2019, the Company obtained a consumer loan warehouse facility with an aggregate maximum financing amount available of $200.0 million and a final maturity date of April 23, 2022. As of December 31, 2019, $116.6 million was outstanding under this facility and $83.4 million was available for future funding.
•During the year ended December 31, 2019, the Company completed seven FFELP asset-backed securitizations totaling $2.8 billion (par value). The proceeds from these transactions were used primarily to refinance student loans included in the Company's FFELP warehouse facilities and unencumbered student loans from the extinguishment of certain asset-backed securitizations.

•On June 25, 2019, the Company completed a private education loan asset-backed securitization totaling $47.2 million (par value). The proceeds from this transaction were used to refinance private education loans previously funded via a private loan repurchase agreement that was terminated on June 25, 2019.
•During 2019, the Company repurchased a total of 726,273 shares of Class A common stock for $40.4 million ($55.64 per share).
•On May 8, 2019, the Board of Directors authorized a new stock repurchase program to repurchase up to a total of five million shares of the Company's Class A common stock during the three-year period ending May 7, 2022. As of December 31, 2019, 4.8 million shares remained authorized for repurchase under the Company's stock repurchase program.
•During 2019, the Company paid cash dividends totaling $29.5 million ($0.74 per share).
•The Company intends to use its liquidity position to capitalize on market opportunities, including FFELP, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO’s telecommunications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the Company’s cash and investment balances.
Segment Reporting
The following tables include the results of each of the Company's reportable operating segments reconciled to the consolidated financial statements.

	Three months ended December 31, 2019
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$452	2,069	—	208,576	2,062	(801)	212,358
Interest expense	46	14	—	149,056	(208)	(801)	148,106
Net interest income	406	2,055	—	59,520	2,270	—	64,252
Less provision for loan losses	—	—	—	13,000	—	—	13,000
Net interest income (loss) after provision for loan losses	406	2,055	—	46,520	2,270	—	51,252
Other income:
Loan servicing and systems revenue	113,086	—	—	—	—	—	113,086
Intersegment servicing revenue	11,325	—	—	—	—	(11,325)	—
Education technology, services, and payment processing revenue	—	63,578	—	—	—	—	63,578
Communications revenue	—	—	17,499	—	—	—	17,499
Other income	3,094	259	490	18,553	4,127	—	26,522
Derivative settlements, net	—	—	—	6,100	—	—	6,100
Derivative market value adjustments, net	—	—	—	(2,930)	—	—	(2,930)
Total other income	127,505	63,837	17,989	21,723	4,127	(11,325)	223,855
Cost of services:
Cost to provide education technology, services, and payment processing services	—	19,002	—	—	—	—	19,002
Cost to provide communications services	—	—	5,327	—	—	—	5,327
Total cost of services	—	19,002	5,327	—	—	—	24,329
Operating expenses:
Salaries and benefits	74,212	25,010	5,312	392	19,635	—	124,561
Depreciation and amortization	8,519	2,988	11,148	—	5,995	—	28,651
Other expenses	18,332	5,587	3,981	5,346	13,464	—	46,710
Intersegment expenses, net	14,008	3,763	881	11,732	(19,059)	(11,325)	—
Total operating expenses	115,071	37,348	21,322	17,470	20,035	(11,325)	199,922
Income (loss) before income taxes	12,840	9,542	(8,660)	50,773	(13,638)	—	50,856
Income tax (expense) benefit	(3,082)	(2,290)	2,079	(12,186)	6,457	—	(9,022)
Net income (loss)	9,758	7,252	(6,581)	38,587	(7,181)	—	41,834
Net income attributable to noncontrolling interests	—	—	—	—	546	—	546
Net income (loss) attributable to Nelnet, Inc.	$9,758	7,252	(6,581)	38,587	(6,635)	—	42,380

	Three months ended September 30, 2019
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$532	3,499	—	233,225	2,859	(1,171)	238,945
Interest expense	51	12	—	171,485	2,110	(1,171)	172,488
Net interest income	481	3,487	—	61,740	749	—	66,457
Less provision for loan losses	—	—	—	10,000	—	—	10,000
Net interest income (loss) after provision for loan losses	481	3,487	—	51,740	749	—	56,457
Other income:
Loan servicing and systems revenue	113,286	—	—	—	—	—	113,286
Intersegment servicing revenue	11,611	—	—	—	—	(11,611)	—
Education technology, services, and payment processing revenue	—	74,251	—	—	—	—	74,251
Communications revenue	—	—	16,470	—	—	—	16,470
Other income	2,291	—	532	3,384	7,231	—	13,439
Derivative settlements, net	—	—	—	7,298	—	—	7,298
Derivative market value adjustments, net	—	—	—	(5,630)	—	—	(5,630)
Total other income	127,188	74,251	17,002	5,052	7,231	(11,611)	219,114
Cost of services:
Cost to provide education technology, services, and payment processing services	—	25,671	—	—	—	—	25,671
Cost to provide communications services	—	—	5,236	—	—	—	5,236
Total cost of services	—	25,671	5,236	—	—	—	30,907
Operating expenses:
Salaries and benefits	69,209	23,826	5,763	394	17,479	—	116,670
Depreciation and amortization	8,565	2,997	10,926	—	5,212	—	27,701
Other expenses	16,686	5,325	3,842	19,054	13,422	—	58,329
Intersegment expenses, net	12,955	3,194	701	11,678	(16,917)	(11,611)	—
Total operating expenses	107,415	35,342	21,232	31,126	19,196	(11,611)	202,700
Income (loss) before income taxes	20,254	16,725	(9,466)	25,666	(11,216)	—	41,964
Income tax (expense) benefit	(4,861)	(4,014)	2,272	(6,160)	3,935	—	(8,829)
Net income (loss)	15,393	12,711	(7,194)	19,506	(7,281)	—	33,135
Net income attributable to noncontrolling interests	—	—	—	—	77	—	77
Net income (loss) attributable to Nelnet, Inc.	$15,393	12,711	(7,194)	19,506	(7,204)	—	33,212

	Three months ended December 31, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$421	1,526	2	248,620	2,271	(569)	252,271
Interest expense	—	5	—	181,632	1,664	(569)	182,732
Net interest income	421	1,521	2	66,988	607	—	69,539
Less provision for loan losses	—	—	—	5,000	—	—	5,000
Net interest income (loss) after provision for loan losses	421	1,521	2	61,988	607	—	64,539
Other income:
Loan servicing and systems revenue	112,761	—	—	—	—	—	112,761
Intersegment servicing revenue	12,412	—	—	—	—	(12,412)	—
Education technology, services, and payment processing revenue	—	54,589	—	—	—	—	54,589
Communications revenue	—	—	13,326	—	—	—	13,326
Other income	2,088	—	125	3,333	4,451	—	9,998
Derivative settlements, net	—	—	—	19,050	2	—	19,052
Derivative market value adjustments, net	—	—	—	(49,229)	334	—	(48,895)
Total other income	127,261	54,589	13,451	(26,846)	4,787	(12,412)	160,831
Cost of services:
Cost to provide education technology, services, and payment processing services	—	15,479	—	—	—	—	15,479
Cost to provide communications services	—	—	5,033	—	—	—	5,033
Total cost of services	—	15,479	5,033	—	—	—	20,512
Operating expenses:
Salaries and benefits	69,046	22,528	5,495	343	16,834	—	114,247
Depreciation and amortization	8,837	3,422	6,792	—	4,902	—	23,953
Other expenses	15,746	13,188	3,089	3,551	14,010	—	49,583
Intersegment expenses, net	15,074	3,051	776	12,927	(19,416)	(12,412)	—
Total operating expenses	108,703	42,189	16,152	16,821	16,330	(12,412)	187,783
Income (loss) before income taxes	18,979	(1,558)	(7,732)	18,321	(10,936)	—	17,075
Income tax (expense) benefit	(4,555)	374	1,856	(4,397)	11,321	—	4,599
Net income (loss)	14,424	(1,184)	(5,876)	13,924	385	—	21,674
Net loss (income) attributable to noncontrolling interests	—	—	—	—	(48)	—	(48)
Net income (loss) attributable to Nelnet, Inc.	$14,424	(1,184)	(5,876)	13,924	337	—	21,626

	Year ended December 31, 2019
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$2,031	9,244	3	931,963	9,232	(3,796)	948,677
Interest expense	115	46	—	693,375	9,587	(3,796)	699,327
Net interest income (expense)	1,916	9,198	3	238,588	(355)	—	249,350
Less provision for loan losses	—	—	—	39,000	—	—	39,000
Net interest income (loss) after provision for loan losses	1,916	9,198	3	199,588	(355)	—	210,350
Other income:
Loan servicing and systems revenue	455,255	—	—	—	—	—	455,255
Intersegment servicing revenue	46,751	—	—	—	—	(46,751)	—
Education technology, services, and payment processing revenue	—	277,331	—	—	—	—	277,331
Communications revenue	—	—	64,269	—	—	—	64,269
Other income	9,736	259	1,509	30,349	23,327	—	65,179
Derivative settlements, net	—	—	—	45,406	—	—	45,406
Derivative market value adjustments, net	—	—	—	(76,195)	—	—	(76,195)
Total other income	511,742	277,590	65,778	(440)	23,327	(46,751)	831,245
Cost of services:
Cost to provide education technology, services, and payment processing services	—	81,603	—	—	—	—	81,603
Cost to provide communications services	—	—	20,423	—	—	—	20,423
Total cost of services	—	81,603	20,423	—	—	—	102,026
Operating expenses:
Salaries and benefits	276,136	94,666	21,004	1,545	70,152	—	463,503
Depreciation and amortization	34,755	12,820	37,173	—	20,300	—	105,049
Other expenses	71,064	22,027	15,165	34,445	51,571	—	194,272
Intersegment expenses, net	54,325	13,405	2,962	47,362	(71,303)	(46,751)	—
Total operating expenses	436,280	142,918	76,304	83,352	70,720	(46,751)	762,824
Income (loss) before income taxes	77,378	62,267	(30,946)	115,796	(47,748)	—	176,745
Income tax (expense) benefit	(18,571)	(14,944)	7,427	(27,792)	18,428	—	(35,451)
Net income (loss)	58,807	47,323	(23,519)	88,004	(29,320)	—	141,294
Net loss (income) attributable to noncontrolling interests	—	—	—	—	509	—	509
Net income (loss) attributable to Nelnet, Inc.	$58,807	47,323	(23,519)	88,004	(28,811)	—	141,803

	Year ended December 31, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$1,351	4,453	4	911,502	19,944	(12,989)	924,266
Interest expense	—	9	9,987	662,360	10,540	(12,989)	669,906
Net interest income (expense)	1,351	4,444	(9,983)	249,142	9,404	—	254,360
Less provision for loan losses	—	—	—	23,000	—	—	23,000
Net interest income (loss) after provision for loan losses	1,351	4,444	(9,983)	226,142	9,404	—	231,360
Other income:
Loan servicing and systems revenue	440,027	—	—	—	—	—	440,027
Intersegment servicing revenue	47,082	—	—	—	—	(47,082)	—
Education technology, services, and payment processing revenue	—	221,962	—	—	—	—	221,962
Communications revenue	—	—	44,653	—	—	—	44,653
Other income	7,284	—	1,075	12,723	33,724	—	54,805
Derivative settlements, net	—	—	—	70,478	(407)	—	70,071
Derivative market value adjustments, net	—	—	—	(2,159)	3,173	—	1,014
Total other income	494,393	221,962	45,728	81,042	36,490	(47,082)	832,532
Cost of services:
Cost to provide education technology, services, and payment processing services	—	59,566	—	—	—	—	59,566
Cost to provide communications services	—	—	16,926	—	—	—	16,926
Total cost of services	—	59,566	16,926	—	—	—	76,492
Operating expenses:
Salaries and benefits	267,458	81,080	18,779	1,526	67,336	—	436,179
Depreciation and amortization	32,074	13,484	23,377	—	17,960	—	86,896
Other expenses	67,336	28,137	11,900	15,961	54,697	—	178,031
Intersegment expenses, net	59,042	10,681	2,578	47,870	(73,088)	(47,082)	—
Total operating expenses	425,910	133,382	56,634	65,357	66,905	(47,082)	701,106
Income (loss) before income taxes	69,834	33,458	(37,815)	241,827	(21,011)	—	286,294
Income tax (expense) benefit	(16,954)	(8,030)	9,075	(58,038)	15,177	—	(58,770)
Net income (loss)	52,880	25,428	(28,740)	183,789	(5,834)	—	227,524
Net loss (income) attributable to noncontrolling interests	808	—	—	—	(419)	—	389
Net income (loss) attributable to Nelnet, Inc.	$53,688	25,428	(28,740)	183,789	(6,253)	—	227,913

Net Interest Income, Net of Settlements on Derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net."
Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income.  The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility.  As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income as presented in the table below.  Net interest income (net of settlements on derivatives) is a non-GAAP financial measure, and the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management.  There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.  See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table below.

	Three months ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Variable loan interest margin	$40,643	46,051	51,732	174,954	181,488
Settlements on associated derivatives (a)	1,839	234	901	5,214	5,577
Variable loan interest margin, net of settlements on derivatives	42,482	46,285	52,633	180,168	187,065
Fixed rate floor income	15,727	12,685	11,452	49,677	56,811
Settlements on associated derivatives (b)	4,261	7,064	18,148	40,192	64,901
Fixed rate floor income, net of settlements on derivatives	19,988	19,749	29,600	89,869	121,712
Investment interest	7,720	9,882	8,019	34,421	26,600
Corporate debt interest expense	162	(2,161)	(1,664)	(9,702)	(10,539)
Non-portfolio related derivative settlements (c)	—	—	3	—	(407)
Net interest income (net of settlements on derivatives)	$70,352	73,755	88,591	294,756	324,431

(a) Includes the net settlements received related to the Company’s 1:3 basis swaps.
(b) Includes the net settlements received related to the Company’s floor income interest rate swaps.
(c) Includes the net settlements received related to the Company’s hybrid debt hedges.

Loan Servicing and Systems Revenue
The following table provides disaggregated revenue by service offering for the Loan Servicing and Systems Revenue operating segment.

	Three months ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Government servicing - Nelnet	$39,247	38,645	39,076	157,991	157,091
Government servicing - Great Lakes	46,371	46,234	46,191	185,656	168,298
Private education and consumer loan servicing	8,762	9,561	9,484	36,788	41,474
FFELP servicing	5,835	6,089	7,283	25,043	31,542
Software services	10,822	10,493	8,468	41,077	32,929
Outsourced services and other	2,049	2,264	2,260	8,700	8,693
Loan servicing and systems revenue	$113,086	113,286	112,762	455,255	440,027
Loan Servicing Volumes

	As of
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Servicing volume (dollars in millions):
Nelnet:
Government	$172,669	176,605	176,179	179,283	179,507	183,093	181,682	184,399	183,790
FFELP	27,262	26,969	37,599	37,459	36,748	35,917	35,003	33,981	33,185
Private and consumer	11,483	12,116	15,016	15,466	15,666	16,065	16,025	16,286	16,033
Great Lakes:
Government	—	242,063	241,902	232,741	232,694	237,050	236,500	240,268	239,980
FFELP (a)	—	11,136	—	—	—	—	—	—	—
Private and consumer (a)	—	1,927	31	—	—	—	—	—	—
Total	$211,414	470,816	470,727	464,949	464,615	472,125	469,210	474,934	472,988

Number of servicing borrowers:
Nelnet:
Government	5,877,414	5,819,286	5,745,181	5,805,307	5,771,923	5,708,582	5,592,989	5,635,653	5,574,001
FFELP	1,420,311	1,399,280	1,787,419	1,754,247	1,709,853	1,650,785	1,588,530	1,529,392	1,478,703
Private and consumer	502,114	508,750	672,520	692,763	696,933	699,768	693,410	701,299	682,836
Great Lakes:
Government	—	7,456,830	7,378,875	7,486,311	7,458,684	7,385,284	7,300,691	7,430,165	7,396,657
FFELP (a)	—	461,553	—	—	—	—	—	—	—
Private and consumer (a)	—	118,609	3,987	—	—	—	—	—	—
Total	7,799,839	15,764,308	15,587,982	15,738,628	15,637,393	15,444,419	15,175,620	15,296,509	15,132,197

Number of remote hosted borrowers:	2,812,713	6,207,747	6,145,981	6,406,923	6,393,151	6,332,261	6,211,132	6,457,296	6,433,324
(a) During the second quarter of 2018, the Company converted Great Lakes' FFELP and private education servicing volume to Nelnet Servicing's platform to leverage the efficiencies of supporting more volume on fewer systems.

Education Technology, Services, and Payment Processing
The following table provides disaggregated revenue by servicing offering for the Education Technology, Services, and Payment Processing operating segment.

	Three months ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Tuition payment plan services	$26,093	25,760	22,172	106,682	85,381
Payment processing	25,420	35,138	21,381	110,848	84,289
Education technology and services	11,706	13,067	10,744	58,578	51,155
Other	359	286	292	1,223	1,137
Education technology, services, and payment processing revenue	$63,578	74,251	54,589	277,331	221,962
Communications Financial and Operating Data
Certain financial and operating data for ALLO is summarized in the tables below.

	Three months ended						Year ended
	December 31, 2019		September 30, 2019		December 31, 2018		December 31, 2019		December 31, 2018
Residential revenue	$12,993	74.3%	12,397	75.3%	10,067	75.5%	48,344	75.2%	33,434	74.9%
Business revenue	4,433	25.3	4,025	24.4	3,197	24.0	15,689	24.4	10,976	24.6
Other revenue	73	0.4	48	0.3	62	0.5	236	0.4	243	0.5
Communications revenue	$17,499	100.0%	16,470	100.0%	13,326	100.0%	64,269	100.0%	44,653	100.0%

Revenue contribution:
Internet	$10,598	60.5%	$9,899	60.1%	$7,528	56.5%	$38,239	59.5%	$24,069	53.9%
Television	4,176	23.9	4,068	24.7	3,708	27.8	16,196	25.2	12,949	29.0
Telephone	2,643	15.1	2,487	15.1	2,064	15.5	9,705	15.1	7,546	16.9
Other	82	0.5	16	0.1	26	0.2	129	0.2	89	0.2
Communications revenue	$17,499	100.0%	$16,470	100.0%	$13,326	100.0%	$64,269	100.0%	$44,653	100.0%

Net loss	$(6,581)		(7,194)		(5,876)		(23,519)		(28,740)
EBITDA (a)	2,488		1,460		(942)		6,224		(4,455)

Capital expenditures	7,803		10,187		20,650		44,988		87,466

	As of December 31, 2019	As of September 30, 2019	As of June 30, 2019	As of March 31, 2019	As of December 31, 2018	As of September 30, 2018	As of June 30, 2018	As of March 31, 2018	As of December 31, 2017
Residential customer information:
Households served	47,744	45,228	42,760	40,338	37,351	32,529	27,643	23,541	20,428
Households passed (b)	140,986	137,269	132,984	127,253	122,396	110,687	98,538	84,475	71,426
Households served/passed	33.9%	32.9%	32.2%	31.7%	30.5%	29.4%	28.1%	27.9%	28.6%
Total households in current markets and new markets announced (c)	160,884	159,974	159,974	152,840	152,840	142,602	137,500	137,500	137,500

(a) Earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The Company reports EBITDA for ALLO because the Company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from ALLO's net loss under GAAP is presented below.

	Three months ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net loss	$(6,581)	(7,194)	(5,876)	(23,519)	(28,740)
Net interest (income) expense	—	—	(2)	(3)	9,983
Income tax benefit	(2,079)	(2,272)	(1,856)	(7,427)	(9,075)
Depreciation and amortization	11,148	10,926	6,792	37,173	23,377
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$2,488	1,460	(942)	6,224	(4,455)
(b) Represents the number of single residence homes, apartments, and condominiums that ALLO already serves and those in which ALLO has the capacity to connect to its network distribution system without further material extensions to the transmission lines, but have not been connected.
(c) During the third quarter of 2018, ALLO began providing services in Fort Morgan, Colorado. During the fourth quarter of 2018, ALLO began providing services in Hastings, Nebraska. During the second quarter of 2019, ALLO announced plans to expand its network to make services available in Breckenridge, Colorado. During the fourth quarter of 2019, ALLO announced plans to expand its network to make services available in Imperial, Nebraska. ALLO is now in eleven communities, including nine in Nebraska and two in Colorado.
Other Income
The following table summarizes the components of "other income."

	Three months ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Gain on sale of loans	$15,549	—	—	17,261	—
Borrower late fee income	3,014	3,196	3,308	12,884	12,302
Management fee revenue	2,831	2,084	1,824	8,838	6,497
Gain (loss) on investments and notes receivable, net	3,680	1,948	(707)	6,136	9,579
Investment advisory services	747	753	1,840	2,941	6,009
Other	701	5,458	3,733	17,119	20,418
Other income	$26,522	13,439	9,998	65,179	54,805

Derivative Settlements
The following table summarizes the components of "derivative settlements, net" included in the attached consolidated statements of income.

	Three months ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
1:3 basis swaps	$1,839	234	901	5,214	5,577
Interest rate swaps - floor income hedges	4,261	7,064	18,148	40,192	64,901
Interest rate swaps - hybrid debt hedges	—	—	3	—	(407)
Total derivative settlements - income	$6,100	7,298	19,052	45,406	70,071

Loans Receivable

Loans receivable consisted of the following:

	As of	As of	As of
	December 31, 2019	September 30, 2019	December 31, 2018
Federally insured student loans:
Stafford and other	$4,684,314	4,720,338	4,969,667
Consolidation	15,644,229	15,975,499	17,186,229
Total	20,328,543	20,695,837	22,155,896
Private education loans	244,258	189,912	225,975
Consumer loans	225,918	321,199	138,627
	20,798,719	21,206,948	22,520,498
Loan discount, net of unamortized loan premiums and deferred origination costs	(35,036)	(36,483)	(53,572)
Non-accretable discount	(32,398)	(32,607)	(29,396)
Allowance for loan losses:
Federally insured loans	(36,763)	(37,676)	(42,310)
Private education loans	(9,597)	(9,882)	(10,838)
Consumer loans	(15,554)	(18,859)	(7,240)
	$20,669,371	21,071,441	22,377,142

Loan Activity

The following table sets forth the activity of loans:

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Beginning balance	$21,206,948	22,672,757	22,520,498	21,995,877
Loan acquisitions:
Federally insured student loans	441,645	584,034	1,530,294	3,708,188
Private education loans	67,739	68,143	71,543	68,337
Consumer loans	107,634	40,097	405,726	120,482
Total loan acquisitions	617,018	692,274	2,007,563	3,897,007
Repayments, claims, capitalized interest, and other	(635,693)	(567,811)	(2,511,641)	(2,282,631)
Consolidation loans lost to external parties	(210,253)	(276,722)	(990,720)	(1,066,043)
Consumer loans sold	(179,301)	—	(226,981)	—
Other loans sold	—	—	—	(23,712)
Ending balance	$20,798,719	22,520,498	20,798,719	22,520,498

Loan Spread Analysis
The following table analyzes the loan spread on the Company’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets.

	Three months ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Variable loan yield, gross	4.36%	4.78%	4.89%	4.80%	4.52%
Consolidation rebate fees	(0.83)	(0.83)	(0.84)	(0.83)	(0.84)
Discount accretion, net of premium and deferred origination costs amortization	0.02	0.02	0.03	0.02	0.04
Variable loan yield, net	3.55	3.97	4.08	3.99	3.72
Loan cost of funds - interest expense	(2.83)	(3.16)	(3.24)	(3.25)	(2.98)
Loan cost of funds - derivative settlements (a) (b)	0.04	—	0.02	0.03	0.03
Variable loan spread	0.76	0.81	0.86	0.77	0.77
Fixed rate floor income, gross	0.30	0.23	0.21	0.22	0.25
Fixed rate floor income - derivative settlements (a) (c)	0.08	0.13	0.32	0.19	0.30
Fixed rate floor income, net of settlements on derivatives	0.38	0.36	0.53	0.41	0.55
Core loan spread (d)	1.14%	1.17%	1.39%	1.18%	1.32%

Average balance of loans	$21,040,484	21,600,850	22,583,222	21,698,094	22,596,436
Average balance of debt outstanding	20,850,214	21,371,482	22,232,428	21,259,309	22,181,932

A reconciliation of core loan spread, which includes the impact of derivative settlements on loan spread, to loan spread without derivative settlements follows.

	Three months ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Core loan spread	1.14%	1.17%	1.39%	1.18%	1.32%
Derivative settlements (1:3 basis swaps)	(0.04)	—	(0.02)	(0.03)	(0.03)
Derivative settlements (fixed rate floor income)	(0.08)	(0.13)	(0.32)	(0.19)	(0.30)
Loan spread	1.02%	1.04%	1.05%	0.96%	0.99%

(a) Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income (loan spread) as presented in this table. The Company reports this non-GAAP information because it believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. See "Derivative Settlements" included in this supplement for additional information on the Company's derivative instruments, including the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table.
(b) Derivative settlements consist of net settlements received related to the Company’s 1:3 basis swaps.
(c) Derivative settlements consist of net settlements received related to the Company’s floor income interest rate swaps.
(d) Variable loan spread, excluding consumer loans, would have been 0.67%, 0.67%, and 0.80% for the three months ended December 31, 2019, September 30, 2019, and December 31, 2018, respectively, and 0.67% and 0.71% for the years ended December 31, 2019 and 2018, respectively. Core loan spread, excluding consumer loans, would have been 1.05%, 1.03%, and 1.33% for the three months ended December 31, 2019, September 30, 2019, and December 31, 2018, respectively, and 1.09% and 1.27% for the years ended December 31, 2019 and 2018, respectively.

A trend analysis of the Company's core and variable student loan spreads by calendar year quarter is summarized below.

Core and Variable Loan Spreads
Asset / Liability Base Rate Spread (a)
1.60%
1.40%
1.20%
1.00%
0.80%
0.60%
0.40%
0.35%
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.00%
-0.05%
-0.10%
1.29%
1.29%
1.30%
1.39%
1.30%
1.21%
1.17%
1.14%
0.81%
0.70%
0.73%
0.86%
0.80%
0.78%
0.81%
0.76%
-0.05%
0.08%
0.08%
-0.02%
0.08%
0.05%
0.10%
0.12%
Q1 18
Q2 18
Q3 18
Q4 18
Q1 19
Q2 19
Q3 19
Q4 19
Core
Variable
Asset/Liability Base Rate Spread

(a) The interest earned on a large portion of the Company's FFELP student loan assets is indexed to the one-month LIBOR rate. The Company funds a portion of its assets with three-month LIBOR indexed floating rate securities. The relationship between the indices in which the Company earns interest on its loans and funds such loans has a significant impact on loan spread.  This table (the right axis) shows the difference between the Company's liability base rate and the one-month LIBOR rate by quarter.
The difference between variable loan spread and core loan spread is fixed rate floor income earned on a portion of the Company's federally insured student loan portfolio. A summary of fixed rate floor income and its contribution to core loan spread follows:

	Three months ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Fixed rate floor income, gross	$15,727	12,685	11,452	49,677	56,811
Derivative settlements (a)	4,261	7,064	18,148	40,192	64,901
Fixed rate floor income, net	$19,988	19,749	29,600	89,869	121,712
Fixed rate floor income contribution to spread, net	0.38%	0.36%	0.53%	0.41%	0.55%

(a) Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

Fixed Rate Floor Income

The following table shows the Company’s federally insured student loan assets that were earning fixed rate floor income as of December 31, 2019.

Fixed interest rate range	Borrower/lender weighted average yield	Estimated variable conversion rate (a)	Loan balance
4.5 - 4.99%	4.72%	2.08%	$727,086
5.0 - 5.49%	5.22%	2.58%	470,843
5.5 - 5.99%	5.67%	3.03%	320,031
6.0 - 6.49%	6.19%	3.55%	367,409
6.5 - 6.99%	6.70%	4.06%	357,842
7.0 - 7.49%	7.17%	4.53%	125,674
7.5 - 7.99%	7.71%	5.07%	224,635
8.0 - 8.99%	8.18%	5.54%	525,108
> 9.0%	9.05%	6.41%	197,829
			$3,316,457

(a) The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to a variable rate. As of December 31, 2019, the weighted average estimated variable conversion rate was 3.72% and the short-term interest rate was 182 basis points.

The following table summarizes the outstanding derivative instruments as of December 31, 2019 used by the Company to economically hedge loans earning fixed rate floor income.

Maturity	Notional amount	Weighted average fixed rate paid by the Company (a)

2020	$1,500,000	1.01%
2021	600,000	2.15
2022 (b)	250,000	1.65
2023	150,000	2.25
	$2,500,000	1.42%

(a) For all interest rate derivatives, the Company receives discrete three-month LIBOR.
(b) These derivatives have forward effective start dates in June 2021.